EXHIBIT 15.1


             The following broker-dealers have entered into Distribution Agreements with Registrant pursuant to the Registrant's Distribution Plan under Rule 12b-1. A copy of the form of Distribution Agreement is included in Exhibit 15 and is incorporated by reference pursuant to Rule 411 under the Securities Act of 1933.

        Advisory Financial Consultants
        American Capital Corporation
        Birkelbach Investment Securities, Inc.
        Chicago Corporation
        Charleston Securities Corporation
        C.J. Lawrence, Inc.
        Edward D. Jones & Co.
        Fourth Street Financial Group, Inc.
        I.F.S. Investors Services, Inc.
        Judge & Associates, Inc.
        Linsco\Private Ledger
        McDonald & Company Securities, Inc.
        MW Management Company
        Pittsburgh Financial
        Rochdale Securities Corp.
        Robert W. Baird
        Roney & Company
        Smith Barney
        Vestor Capital Management
        Thomas White & Company